Exhibit 10.4

RESTRICTED STOCK AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by SmartFinancial, Inc. (the “Company”) of [________] shares of Stock (the “Shares”) pursuant to the SmartFinancial, Inc. Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Shares and signing below, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

The Shares shall vest (become non-forfeitable) in accordance with the following vesting schedule, subject to Grantee’s Continuous Service on each such vesting date:

Percent of Shares Vested	Vesting Date

IN WITNESS WHEREOF, SmartFinancial, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

SmartFinancial, Inc. By: Its:	GRANTEE [NAME]

Grant Date:

TERMS AND CONDITIONS

1.	Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party, or be subjected to any lien, obligation or liability of Grantee to any other party. If Grantee’s Continuous Service is terminated for any reason other than as set forth in subsection (b) or (c) of Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section 1 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Shares.
2.	Vesting and Termination of Restrictions. The Restricted Shares shall vest (become non-forfeitable) and the restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):
(a)	as to the percentages and dates specified on the cover page hereto, provided that Grantee remains in Continuous Service on each such date;
(b)	as to 100% of the Restricted Shares upon the termination of Grantee’s Continuous Service by reason of death or Disability;

(c)	as to the Pro Rata Shares (as defined herein) upon the termination of Grantee’s Continuous Service by reason of (i) a termination by the Company without Cause, or (ii) a resignation by Grantee for Good Reason. For purposes of this Award Certificate, “Pro Rata Shares” means a number of Restricted Shares determined by multiplying the number of Restricted Shares outstanding as of the date of Grantee’s termination by a fraction, the numerator of which is the number of full calendar months Grantee has been employed by the Company or an employing Affiliate since the Grant Date (including for this purpose the month during which the Grant Date occurs if Grantee was employed by the Company or an employing Affiliate for the entirety of such month) and the denominator of which is forty-eight (48); or
(d)	as to 100% of the Restricted Shares on the occurrence of a Change in Control, subject to Grantee’s Continuous Service on the date of such Change in Control.
3.	Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. Any certificate for the Restricted Shares issued during the Restricted Period shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Certificate between the registered owner of the shares represented hereby and SmartFinancial, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of SmartFinancial, Inc.” Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any Exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

4.	Voting Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Restricted Period.
5.	Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full dividend rights with respect to the Shares during and after the Restricted Period.
6.	Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code (an “83(b) Election”). To effect such 83(b) Election, Grantee may file an appropriate election with Internal Revenue Service within 30 days after the grant date of the Shares and otherwise in accordance with applicable Treasury Regulations. The Company or an employing Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the Shares. If Grantee does not make an 83(b) election, and if so determined by the Company, the withholding requirement may be satisfied by withholding from the Shares a number of Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements. If Grantee makes an 83(b) election, and to the extent not prohibited by applicable laws or regulations, the withholding requirement shall be satisfied, in whole or in part, by deducting any such taxes from any payment of any kind otherwise due to Grantee. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.
7.	No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the employ or service of the Company or any Affiliate.
8.	Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.
9.	Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.
10.	Severability. If any provision or portion of this Award Certificate shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Award Certificate. Upon such determination that any term or other provision is illegal, invalid, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Award Certificate so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the agreements contemplated hereby are fulfilled to the extent possible.
11.	Interpretation. The headings contained in this Award Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Certificate. The language in all parts of this Award Certificate shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Award Certificate, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.
12.	Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to

SmartFinancial, Inc., 5401 Kingston Pike, Suite 600, Knoxville, TN 37919; Attn: Chief Financial Officer, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee shall be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
13.	Clawback. The Shares shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.
14.	Applicable Law. The Company and Grantee agree that this Award Certificate shall be governed by and construed and interpreted in accordance with the laws of the State of Tennessee without giving effect to its conflicts of law principles.

SMARTFINANCIAL, INC.

OMNIBUS INCENTIVE PLAN

Designation/Change of Beneficiary Form

I, the undersigned, a participant in the above-named plan (the “Plan”), do hereby designate the following beneficiary to exercise my rights under the Plan and to receive any distribution with respect to any awards granted thereunder upon my death, and I hereby revoke all prior beneficiary designations that I may have made under the Plan.

Beneficiary:

Name:_______________________________________________________________

Address:_______________________________________________________________

_______________________________________________________________

Relationship:_______________________________________________________________

I understand that my beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreements (as defined in the Plan) applicable to me, except to the extent the Plan and Award Agreements otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee (as defined in the Plan).  I further understand that if no beneficiary has been designated or survives me, payment shall be made to my estate.

Executed this _____ day of ___________, 20 ___.

______________________________________________________________________

WitnessParticipant